Exhibit 2.7

AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Amendment”) is dated as of December 30, 2004, and is being entered into by and among Alliance Gaming Corporation, a Nevada corporation (“Buyer”), Sierra Design Group, a Nevada corporation (the “Company”), Robert Luciano (“Luciano”) and Robert Luciano, as trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended, as sole stockholder of the Company (“Seller”).

R E C I T A L S

WHEREAS, Buyer, the Company, Luciano and Seller are parties to that certain Amended and Restated Stock Purchase Agreement, dated as of March 2, 2004 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Seller Group may be entitled to certain additional consideration (referred to therein as “Contingent Consideration” and “Bonus Contingent Consideration”) based on the Company reaching certain earnings and/or revenue targets (the “Earn Out”);

WHEREAS, the parties hereto desire to eliminate the Earn Out in its entirety and to agree to a superseding payment structure as set forth herein; and

WHEREAS, the parties hereto desire to enter into this Amendment to amend Article I, Sections 2.1, 2.3(c), 2.4, 2.7, 3.23(b), 6.5, 8.1(c) and Schedule A of the Agreement and to add Sections 2.9 and 7.3 to the Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       The parties agree and acknowledge that Article I of the Agreement is hereby amended as follows:

(a)          The following defined terms are added:

“Additional Cash Payment” has the meaning set forth in Section 2.4(a) of the Agreement.

“Additional Payment” has the meaning set forth in Section 2.4 of the Agreement.

“Additional Payment Closing Date” has the meaning set forth in Section 2.4 of the Agreement.

“LIBOR” means the London Interbank Offered Rate, as reported in the Wall Street Journal on an applicable Payment Date.

“Maturity Date” has the meaning set forth in Section 2.4(c) of the Agreement.

“Note” has the meaning set forth in Section 2.4(c) of the Agreement.

“Outstanding Balance” has the meaning set forth in Section 2.4(c) of the Agreement.

“Payment Date” has the meaning set forth in Section 2.4(c) of the Agreement.

“Seller Group Acknowledgement Agreement” has the meaning set forth in Section 2.9 of the Agreement.

(b)         the following defined term is hereby amended and restated in its entirety to read as follows:

“Optionees” means those employees and consultants of the Company who will receive proceeds from the Closing Payment and the Additional Payment, in consideration for (a) entering into the Stock Option Cancellation Agreements or the Warrant Cancellation Agreements, or both, as the case may be, prior to the Closing and (b) entering into the Optionee Acknowledgement Agreements.

(c)          The following defined terms are deleted in their entirety:

“Bonus Contingent Cash Payment”

“Bonus Contingent Consideration”

“Bonus Contingent Stock Payment”

“Contingent Cash Payment”

“Contingent Consideration”

“Contingent Stock Payment”

 “EBITDA”

“First Contingent Installment”

 “Objection Notice”

“Second Contingent Installment”

“Second Contingent Installment Percentage”

“Third Contingent Installment”

“Third Contingent Installment Percentage”

“Tranche 1 First Installment Bonus”

“Tranche 2 First Installment Bonus”

“Tranche 1 Second Installment Bonus”

“Tranche 1 Second Installment Bonus Percentage”

“Tranche 2 Second Installment Bonus”

“Tranche 2 Second Installment Bonus Percentage”

“Tranche 1 Third Installment Bonus”

“Tranche 1 Third Installment Bonus Percentage”

“Tranche 2 Third Installment Bonus”

“Tranche 2 Third Installment Bonus Percentage”

“Warrant Holder Bonus Contingent Consideration Payment”

“Warrant Holder Contingent Consideration Payment”

2.                                       The parties agree and acknowledge that Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.1                             Sale of Shares; Purchase Price.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all of the Shares.  The purchase price for the Shares (the “Purchase Price”) shall consist of the Base Purchase Price plus the Additional Payment.”

3.                                       The parties agree and acknowledge that the first sentence of Section 2.3(c) of the Agreement is hereby deleted in its entirety.

4.                                       The parties agree and acknowledge that Section 2.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.4                             Additional Payment.  In consideration for Seller entering into this Amendment, Buyer shall pay to the Seller Group additional consideration (the “Additional Payment”) on or before January 31, 2005, subject to Seller’s satisfaction of the conditions set forth in Section 7.3 hereof (the “Additional Payment Closing Date”), as follows:

(a)                                  Buyer shall deliver to Seller Twelve Million Dollars ($12,000,000) in cash (the “Additional Cash Payment”), to be distributed to the Seller Group in accordance with the amounts set forth on Schedule I attached hereto.

(b)                                 Buyer shall deliver to Seller an unsecured, subordinated promissory note, substantially in the form of Exhibit H hereto (the “Note”), in a principal amount of Twenty-Eight Million Dollars ($28,000,000), to be distributed to the Seller Group in accordance with the amounts set forth on Schedule II attached hereto.

(c)                                  Interest on the unpaid principal balance (such balance, the “Outstanding Balance”) will accrue from the Additional Payment Closing Date at the rate of LIBOR + two percent (2%) per annum, calculated on the basis of a 360 day year and actual days elapsed.  Subject to any prepayments provided herein, Buyer shall repay the Outstanding Balance in five (5) equal annual installments, together with any accrued and unpaid interest due and payable on such installment, with the first installment of principal and accrued interest due and payable on the date which is one year following the Additional Payment Closing Date, and the remaining installments to be paid on each subsequent anniversary of the Additional Payment Closing Date (each, a “Payment Date”) until the Outstanding Balance is repaid in full.  To the extent not previously repaid in full on an earlier Payment Date, Buyer shall repay the Outstanding Balance plus all accrued and unpaid interest thereon on the final Payment Date (the “Maturity Date”).  All or any portion of the Outstanding Balance and all accrued and unpaid interest thereon and any and all other sums payable to Seller hereunder may be, in Buyer’s sole discretion, (i) prepaid in whole or in part without penalty at any time and from time to time, prior to the Maturity Date, and (ii) paid in cash or by the delivery of such number of Alliance Shares equal to the amount of such portion of the Outstanding Balance and all accrued and unpaid interest thereon otherwise payable to Seller divided by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of delivery of such Alliance Shares.  Prior to delivery of any Alliance Shares pursuant to this Section 2.4(c), (A) Alliance shall have filed a registration statement (the “Shelf Registration Statement”) with the Securities and Exchange Commission in order to register such Alliance Shares, and (B) the Shelf Registration Statement shall have been declared effective by the Securities and Exchange Commission.  Alliance shall bear all fees associated with the filing of the Shelf Registration Statement including: (i) all registration and filing fees, (ii) all fees and expenses of compliance with federal securities laws and state “blue sky or securities laws, (iii) all expenses of printing, (iv) all fees and disbursements of legal counsel to Alliance, (v) all application fees in connection with the listing of the Alliance Shares on a national securities exchange, (vi) all fees and disbursements of independent public accountants for Alliance and (vii) the reasonable fees and disbursements of not more than one law firm or counsel to act as counsel for the Selling Group Members.  Alliance shall use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder (the “Act”), in order to permit the Shelf Registration Statement to be usable by the Seller Group Members for a period from the date the Shelf Registration Statement is declared effective by the Securities Exchange Commission until the earlier of (i) the second anniversary thereof or (ii) the date upon which there are no Alliance Shares outstanding.  The Company shall cause the Shelf Registration Statement and any amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Act; and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If required under the Act or other applicable laws, Alliance shall, at its sole expense, and within a reasonable time of receiving a written request from a Seller Group Member (at no time later than

10 business days from Alliance receiving the written request from a Seller Group Member) file with the Securities Exchange Commission a post-effective amendment to the Shelf Registration Statement or, as required by law, file a supplement or an amendment to the Shelf Registration Statement or any document incorporated therein by reference such that the Seller or such person as designated by Seller shall be named as a selling shareholder in the Shelf Registration Statement or related prospectus.

5.                                       The parties agree and acknowledge that Section 2.7 of the Agreement is hereby deleted in its entirety.

6.                                       The parties agree and acknowledge the addition of Section 2.9 of the Agreement to read in its entirety as follows:

“Section 2.9                             Additional Payment Closing Date Deliveries.  On the Additional Payment Closing Date:

(a)          Seller will deliver, or cause to be delivered, to Buyer:

(i)  for each member of the Seller Group, an acknowledgment, substantially in the form attached hereto as Exhibit I (a “Seller Group Acknowledgement Agreement”), duly executed by such Person, acknowledging that the Earn Out is no longer payable and that the Additional Payment and the Additional Contingent Tax Payment are Buyer’s sole remaining obligation to the Seller Group as a result of the transactions contemplated hereunder; and

(ii)  a certificate, substantially in the form attached hereto as Exhibit J, duly executed by Seller representing and warranting to Buyer that (A) the representations and warranties of Seller contained in Section 3.23 of the Agreement were true and correct at and as of the date hereof and as of the Additional Payment Closing Date as if made at and as of such time and (B) that Seller’s covenants and obligations required to be complied with prior to Additional Payment Closing Date have been so complied with in all material respects.

(b)         Buyer will deliver, or cause to be delivered, to Seller:

(i)  the Additional Cash Payment by wire transfer to the Seller Group’s Account pursuant to the wire transfer instructions set forth on Schedule III hereto;

(ii)  the Note, executed on behalf of Buyer; and

(iii)  a certificate, substantially in the form attached hereto as Exhibit K, duly executed by Buyer representing and warranting to Seller that each of Buyer’s covenants and obligations required to be complied with prior to Additional Payment Closing Date have been so complied with in all material respects.”

7.                                       The parties agree and acknowledge that Section 3.23(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)                           Seller acknowledges receipt of (a) the Annual Report on Form 10-K, as amended, of Buyer for its fiscal year ended June 30, 2004, (b) the Quarterly Report on Form 10-Q of Buyer for the quarter ended September 30, 2004, (c) the Proxy Statement for the Annual Meeting of Buyer held on December 8, 2004 and (d) any current reports on Form 8-K of Buyer filed with the Securities and Exchange Commission since September 30, 2004.”

8.                                       The parties agree and acknowledge that Section 6.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.5                             Exchange Listing.

(a)                                  Closing Date.  On or before the Closing Date, Buyer shall cause that number of Alliance Shares to be issued as the Closing Stock Payment pursuant to the terms of this Agreement to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance.

(b)                                 Payment Date.  On or before the applicable Payment Date or date of prepayment of the Note, to the extent that Buyer exercises its right under Section 2.4 hereof to pay all or any portion of the Note in Alliance Shares, Buyer shall cause such number of Alliance Shares to be issued pursuant to the terms of this Agreement to be approved for listing on the NYSE, subject to official notice of issuance.”

9.                                       The parties agree and acknowledge the addition of Section 7.3 of the Agreement to read in its entirety as follows:

“Section 7.3                             Conditions to Obligations of Buyer and Seller on Additional Payment Closing Date.  The obligations of Buyer and Seller to consummate the transactions contemplated by the Additional Payment are subject to Buyer’s and Seller’s receipt of all of the deliveries required pursuant to Section 2.9 hereof, or a waiver thereof. In the event Buyer and Seller do not receive all deliveries required pursuant to Section 2.9 hereof, or waive the requirement to receive the deliveries, this Amendment shall become void and of no further force or effect, and Buyer’s and Seller’s obligations under the Agreement shall remain in full force and effect without modification by this Amendment or the exhibits and schedules attached hereto.”

10.                                 The parties agree and acknowledge that Section 8.1(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(c)                            Any claims of any nature whatsoever made against the Company or Buyer or any of its affiliates with respect to the Stock Option Cancellation Agreements, Warrant Cancellation Agreements or Seller Group Acknowledgment Agreements or the arrangements contemplated thereby; provided, however, that this Section 8.1(c) will not apply to any claims with respect to the Stock Option Cancellation Agreements, Warrant Cancellation Agreements or Seller Group Acknowledgment Agreements or the arrangements contemplated thereby that result from:

(i)                                     gross negligence, recklessness, willful misconduct or fraud on the part of Buyer or any of its representatives; or

(ii)                                  Buyer’s tax treatment of the Stock Option Cancellation Agreements, Warrant Cancellation Agreements or Seller Group Acknowledgment Agreements or the arrangements contemplated thereby.”

11.                                 The parties agree and acknowledge that Sections A and B of Schedule A to the Agreement are hereby deleted in their entirety.

Except as expressly modified herein, the Agreement is affirmed by the parties hereto in its entirety and shall remain in full force and effect.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first above written.

SELLER	Robert Luciano Family Trust dated February 27, 1995, as amended

	Name:	Robert Luciano
	Title:	Trustee

LUCIANO
Robert Luciano

BUYER	ALLIANCE GAMING CORPORATION,
a Nevada corporation

By:
	Name:	Richard Haddrill
	Title:	President and CEO

THE COMPANY	SIERRA DESIGN GROUP,
a Nevada corporation

By:
	Name:	Robert Luciano
	Title:	President

Exhibit H

Form of Unsecured Subordinated Promissory Note

UNSECURED SUBORDINATED PROMISSORY NOTE

$28,000,000	December 30, 2004

FOR VALUE RECEIVED, the undersigned, Alliance Gaming Corporation, a Nevada corporation (“Maker”), unconditionally promises to pay to the order of Robert Luciano, Jr. (“Luciano”), as trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended, for the benefit of the Seller Group (“Holder”), at Holder’s address located at Sierra Design Group, 300 Sierra Manor Group, Reno, Nevada  89511, or at such other place as Holder may designate in writing, the principal sum of: Twenty-Eight Million Dollars ($28,000,000) in lawful money of the United States with interest thereon at the rate described below, as follows:

1.                                       Definitions.  Terms which are used in this Unsecured Subordinated Promissory Note (the “Note”) and not otherwise defined herein shall have the meanings set forth in this Paragraph or in that certain Amended and Restated Stock Purchase Agreement (the “Agreement”), dated as of March 2, 2004, and as amended by that certain Amendment No. 1 dated as of December 30, 2004, by and among Maker, Sierra Design Group, a Nevada corporation (the “Company”), Luciano and Holder, as sole stockholder of the Company.

“Applicable Rate” means LIBOR plus two percent (2%) per annum, calculated on the basis of a 360 day year and actual days elapsed.

“Event of Default” means the occurrence or happening, at any time and from time to time, of any one or more of the following:

(a)                                  Payment of Indebtedness.  If Maker fails to pay, in full, all of the indebtedness evidenced by this Note on the Maturity Date hereof or any installment or portion of the indebtedness evidenced by this Note as and when the same shall become due and payable, and such failure continues for a period of five (5) days following written notice of such failure by Holder to Maker.

(b)                                 Voluntary Bankruptcy.  If Maker shall (i) seek entry of any order for relief as a debtor in a proceeding under the bankruptcy laws of the United States or any other competent jurisdiction; (ii) file a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any other competent jurisdiction; (iii) call a meeting of its creditors or any one of them for the purpose of requesting a rearrangement or restructuring of its debts or any concessions with respect to such debt; or (iv) make a general assignment for the benefit of its creditors.

(c)                                  Involuntary Bankruptcy.  If a petition is filed against Maker seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or other competent jurisdiction and such petition is not dismissed within ninety (90) days following the date of its filing.

(d)                                 Appointment of a Receiver.  If a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of Maker, a receiver for it, or for all or any material part of its property, and such order, judgment or decree shall not be and remain vacated, reversed or stayed or such receiver shall not otherwise be removed within a period of thirty (30) days following entry of such order.

“LIBOR” means the London Interbank Offered Rate, as reported in the Wall Street Journal on an applicable Payment Date.

“Maturity Date” means the earlier of (i) the fifth anniversary of the date of this Note or (ii) an Event of Default.

2.                                       Interest; Payments; Prepayment.

(a)                                  Interest Payments.  Interest shall accrue on the Outstanding Balance of this Note at the Applicable Rate from the date of this Note.

(b)                                 Principal Payments.  Subject to any prepayments as provided herein, Maker shall repay the initial Outstanding Balance in five (5) equal annual installments, together with any accrued and unpaid interest due and payable on such installment, with the first installment of principal and accrued interest due and payable on the date which is one year following the date hereof, and the remaining installments to be paid on each subsequent anniversary of the date hereof until the Outstanding Balance is repaid in full.  The Outstanding Balance and accrued but unpaid interest on this Note shall be due and payable on the Maturity Date.

(c)                                  Form of Payment.  At Maker’s sole election, all and any portion of the Outstanding Balance may be paid in cash or by the delivery of such number of Alliance Shares equal to the amount of such portion of the Outstanding Balance and accrued but unpaid interest thereon otherwise payable to Holder divided by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of delivery of such Alliance Shares.

(d)                                 Application of Payments.  All payments hereunder shall be first applied to any accrued but unpaid interest and then to principal.  If any payment due date falls on a Saturday, Sunday or holiday observed by Holder, the due date of the payment shall automatically be extended to the next following business day.

(e)                                  Prepayment.  Maker may prepay the Outstanding Balance in whole or in part at any time without penalty or premium.

3.                                       Default; Remedies.  If an Event of Default occurs, the Outstanding Balance, together with all accrued but unpaid interest owing hereon, shall at once become due and payable, at the option of Holder, effective upon written notice of acceleration by Holder to Maker.  Upon an Event of Default, for so long as an Event of Default is occurring, the

Applicable Rate shall be increased to LIBOR plus four percent (4%) per annum, calculated on the basis of a 360 day year and actual days elapsed.

4.                                       Subordination.  Maker and Holder acknowledge that this Note shall be subordinate to Maker’s obligations under the Loan Agreement dated as of September 5, 2003, as amended by that certain Amendment No. 1 to Loan Agreement dated as of February 18, 2004 and that certain Amendment No. 2 to Loan Agreement dated as of December 10, 2004, among Maker, the Lenders, the Syndication Agent, the Documentation Agent, Banc of America Securities LLC and CIBC World Markets Corp., as Joint Lead Arrangers and Joint Book Managers, and Bank of America, N.A., as Administrative Agent.

5.                                       Miscellaneous.

(a)                                  Maker hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

(b)                                 No delay or omission of Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)                                  Time is of the essence hereof.  Upon any default hereunder, Holder may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

(d)                                 The remedies of Holder as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder’s sole discretion, and may be exercised as often as occasion therefor shall occur.

(e)                                  If any provisions of this Note would require Maker to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Maker shall instead pay interest under this Note at the highest rate permitted by applicable law.

(f)                                    This Note shall be governed by and construed in accordance with and the laws of the State of Nevada applicable to contracts wholly made and performed in the State of Nevada.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

ALLIANCE GAMING CORPORATION

By:
Name:
Title:

Exhibit I

Form of Seller Group Acknowledgment Agreement

THIS ACKNOWLEDGMENT (this “Acknowledgment”) is dated as of December     , 2004, and is being entered into by and between                               , an individual and a member of the Seller Group referred to below (“Seller Group Member”), and Robert Luciano, as trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended (“Seller”).

R E C I T A L S

WHEREAS, Alliance Gaming Corporation, a Nevada corporation (“Buyer”), Sierra Design Group, a Nevada corporation (the “Company”), Robert Luciano (“Luciano”) and Seller, as sole stockholder of the Company, are parties to that certain Amended and Restated Stock Purchase Agreement, dated as of March 2, 2004 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Seller Group may be entitled to certain additional consideration (referred to therein as “Contingent Consideration” and “Bonus Contingent Consideration”) based on the Company reaching certain earnings and/or revenue targets (the “Earn Out”); and

WHEREAS, Buyer, the Company, Luciano and Seller are contemplating an amendment to the Agreement (the “Amendment”; the Agreement and the Amendment are hereinafter collectively referred to as the “Agreement”) to eliminate the Earn Out in its entirety and to agree to a superseding payment structure as set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Seller Group Member hereby acknowledges and agrees as follows:

(a)                                  The Earn Out contemplated by the Agreement is eliminated in its entirety, and further acknowledges and agrees that Buyer, the Company, Luciano and Seller have agreed to the following consideration, payable on the Additional Payment Closing Date:

(i)  Buyer shall deliver to Seller Twelve Million Dollars ($12,000,000) in cash to be distributed to the Seller Group on a pro rata basis in accordance with the Agreement.

(ii)  Buyer shall deliver to Seller an unsecured, subordinated promissory note, substantially in the form of Exhibit A hereto (the “Note”), in a principal amount of Twenty-Eight Million Dollars ($28,000,000), to be distributed to the Seller Group on a pro rata basis in accordance with the Agreement.

(b)                                 Upon Buyer’s delivery of the foregoing consideration to Seller, Seller Group Member shall look solely to Seller for payment of any amounts due it under the Agreement.

2.                                       Seller hereby acknowledges and agrees to pay to Seller Group Member its pro rata share of consideration paid under the Agreement promptly following its receipt thereof.

3.                                       Seller Group Member hereby acknowledges and agrees that the remaining provisions of the Stock Option Cancellation Agreement remain in full force and effect.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.  This Acknowledgment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Acknowledgment as of the date first above written.

SELLER	Robert Luciano Family Trust dated February 27, 1995, as amended

	Name:	Robert Luciano
	Title:	Trustee

SELLER GROUP MEMBER
Name:

Exhibit J

Form of

SELLER’S CERTIFICATE

Reference is made to that certain Amendment No. 1 dated as of December 30, 2004 (the “Amendment”) to Amended and Restated Stock Purchase Agreement (the “Agreement”), dated as of March 2, 2004, by and among Alliance Gaming Corporation, a Nevada corporation (“Buyer”), Sierra Design Group, a Nevada corporation (the “Company”), Robert Luciano (“Luciano”) and Robert Luciano, as trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended, as sole stockholder of the Company (“Seller”).  This certificate is being delivered pursuant to Section 2.9(a)(ii) of the Agreement.  The Amendment and the Agreement are collectively referred to herein as the “Agreement”.  Capitalized terms used herein without definition shall have the meaning specified in the Agreement.

The undersigned, Robert Luciano, Jr., does hereby certify that he is the duly elected, qualified and acting Trustee of Seller.  As such, he has access to Seller’s trust records and is familiar with the matters therein contained and herein certified.  He further certifies:

1.                                       Each of the representations and warranties of Seller contained in Section 3.23 of the Agreement were true and correct at and as of the date of the Amendment and are true and correct as of the date hereof.

2.                                       Seller’s covenants and obligations required to be complied with under the Agreement prior to the Additional Payment Closing Date have been so complied with in all material respects.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned as of December 30, 2004.

THE ROBERT LUCIANO FAMILY TRUST, DATED FEBRUARY 27, 1995, AS AMENDED

By:
Robert Luciano, Jr., Trustee

Exhibit K

Form of

OFFICER’S CERTIFICATE

OF

ALLIANCE GAMING CORPORATION,
a Nevada corporation

Reference is made to that certain Amendment No. 1 dated as of December 30, 2004 (the “Amendment”) to Amended and Restated Stock Purchase Agreement (the “Agreement”), dated as of March 2, 2004, by and among Alliance Gaming Corporation, a Nevada corporation (“Buyer”), Sierra Design Group, a Nevada corporation (the “Company”), Robert Luciano (“Luciano”) and Robert Luciano, as trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended, as sole stockholder of the Company (“Seller”).  The Amendment and the Agreement are collectively referred to herein as the “Agreement”.  This certificate is being delivered pursuant to Section 2.9(b)(iii) of the Agreement.  Capitalized terms used herein without definition shall have the meaning specified in the Agreement.

The undersigned, Richard Haddrill, does hereby certify that he is the duly elected, qualified and acting President and Chief Executive Officer of Buyer.  As such, he has access to Buyer’s corporate records and is familiar with the matters therein contained and herein certified.  He further certifies:

Buyer’s covenants and obligations required to be complied with under the Agreement prior to the Additional Payment Closing Date have been so complied with in all material respects.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned as of December 30, 2004.

Richard Haddrill
President and Chief Executive Officer